Exhibit 10.6

401 S. Doubleday Avenue Ontario, C/\ 91761 f 909 987 OiWi ~109 [j87 2D2lJ August 16, 2016 Mr. Tarek Helou I 1310 Boulevard Gouin West Pierrefonds, QC H8Z Ix3 Dear Mr. Helou: We are very excited to extend you an offer for temporary employment to join Phoenix Cars LLC, a California Limited Liability Company (the "Company"), as a Project Engineer, effective immediately upon gaining clearance to work in the United States via a valid work visa. Please be advised that this offer for employment is for a temporary position lasting 24 months from your hire date, subject to obtaining a valid work visa. At-Will Employment Employment with the Company is employment at-will. Employment at-will may be terminated with or without cause and with or without notice at any time at the will of either you or the Company. Terms and conditions ofemployment with the Company may be modified at the sole discretion ofthe Company with or without cause and with or without notice. Other than the Chief Executive Officer of the Company ("CEO"), no one has the authority to make any agreement for employment other than for employment at will or to make any agreement limiting the Company's discretion to modify the terms and conditions of employment. Only the CEO has the authority to make any such agreement and then only in writing and signed by each of the CEO and the respective employee. No implied contract concerning any employment-related decision or term or condition of employment can be established by any other statement, conduct, policy, or practice. Position and Duties You shall serve in the position of Project Engineer ofthe Company and shall perform all the duties ofthat position as described on Exhibit A. Your position, job description, salary, duties and responsibil ities may be modified from time to time in the sole discretion ofthe Company. You agree to strictly adhere to all of the rules and regulations of the Company as may be set forth in any Employee Manual or published policies of the Company now or in the future, including all amendments to the Manual which may be made in the future in the Company's sole discretion (as published or amended from time to time, the "Manual"). No Other Employment You agree to devote your full business time, attention and best efforts to the business of the Company during the employment relationship. The Company's normal business hours are from 8:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, however, you will be required to work additional hours depending on the nature ofyour work assignments. \}J\!,/\f,i.!) 11 oc t'liXll)otorC"l rs. com

401 S. Doubleday Avenue Ontario. Cf\ Ol7GI 900 0G! F qD~-} ~Jnl ZCJ:ZU TII, Compensation of Employee (a) Salal1' - The Company shall pay you, and you agree to accept from the Company in payment for your services to the Company, a salary of $45,000 per year (the "Yearly Salary"), payable in equal bi-monthly installments on regular dates established by the Company, subject to applicable tax withholding requirements. Any proposed increase of your salary, compensation or benefits must be approved by the CEO; (b) Vacation; Sick Leave; Holidays - 3 weeks Paid Time Off (PTO). PTO is accrued on a monthly basis for each full month of employment after the completion of the 90-day introductory period. PTO may be applied to vacations, sick days, doctor visits, or other personal leaves and time offas you may choose, not to exceed your total accrual. Prior supervisor approval should be obtained whenever possible; emergency situations not withstanding. Standard company holidays are established by Company management during the first few weeks ofeach year. For the current year (2016) the Company currently recognizes ten (8) fixed holidays and one noating holiday. A list of approved holidays is included as an addendum to the employee handbook which will be provided by the Human Resources Department. (c) Insurance - Effective the first day of the month following 30 days of employment, you will be eligible to participate in the Company healthcare benefit plan which includes medical, dental and vision coverage for you and your family. The Company pays 90% of the cost of coverage f()I' you, as an employee. The company will also purchase life insurance coverage for you equivalent to your base annual wage rate, subject to coverage limitations of the insurance carrier. Although you may be eligible for such benefits if they become available in the future, the Company does not promise or represent that such benefits will in fact become available or that once made available they will be continued. (d) 401(k) Plan - The Company offers a 40 IK plan. You will be eligible to enter the plan at the beginning of the month following completion of 90 days employment. There is no Company match for the plan at this time, but the Company may elect to make future contributions to the plan at its sale discretion. (e) Employee Expenses You will be reimbursed for pre-approved business expenses (pre-approved by the CEO), as provided within the guidelines of the Company's expense policy. All expenses shall be subject to review and approval by your direct report and shall require reasonable documentation. Confidential Information and Invention Assignment Agreement During your employment with the Company, you may have access to certain confidential and proprietary information. Your acceptance of this offer and commencement of employment is contingent upon the execution and delivery ofthe Company's Confidential Information and Invention Assignment Agreement (the "Confidentiality Agreement") to the Company prior to or on your start date, a copy of which has been enclosed for your review and execution. Governing Law '.\'\\'\'-:. plio en IX In (] t0rears. cutil

401 S. Doubleday Avenue Otllario. CA 917G! T 909 987 [) 13::J F 909 ml7 2020 Governing Law This Agreement is made and shall be construed and enforced in accordance with the laws of the State of California. This Agreement and the Exhibits supersede and replace all prior agreements or understandings, oral or written, between the Company and you, except for prior confidentiality agreements, if any. This Agreement may not be modified except by a writing signed both by the Company CEO and by you. You acknowledge that, pdor to signing this Agreement, you have had an opportunity to seek the advice ofindependent counsel ofyour choice relating to the terms of this Agreement. This employment offer will expire ifnot accepted within ten days of the document posted date, subject to the condition that you successfully satisfy the right to work in the United States of America via a valid work visa. Ifyour attempt to gain a valid work visa is unacceptable, this ofter ofemployment will be null and void. To accept the ofter before this expiration date, you must sign and date this letter in the space provided below and return it to me, along with a signed and dated copy ofthe Confidentiality Agreement. This letter, together with the Confidentiality Agreement, constitutes and contains the entire agreement, and replaces any and all prior discussions and agreements. This is an integrated agreement. Please sign and date this letter below cont1rming your agreement to all the foregoing. _~s_mL Mr. Emad Fakhoury ChiefExecutive Officer I accept the Company's ofter ofemployment as stated in this letter and I agree that the employment relationship is terminable at will by either the Company or me. \ ill.-",--,t h---LB-,-",-elOu. [Print Name] - I), I ::.;, ~l!lfitf [Signature] Date: Q.OI &I O~ It b W\V'/,j. Phoc fllxrnolore a rs. COin

Exhibit A

Job Title:	Project Engineer	**Job Category:**	
Department/Group:	Engineering	**W/C Class Code:**	
Location:	Chino Office	**Travel Required:**	Minimal
Salary Range:		**Position Type:**	Full-time, salaried, Exempt
Reports To:	Director of Engineering	**Effective Date:**	
Will Train Applicant(s):	As required		

Job Summary:

The Project Engineer leads all engineering activities concerning major customer programs to be implemented in mass production.

Job Description

Role and Responsibilities

- Lead and manage design, development and validation of vehicle application programs in areas of overall vehicle development and component integration. Responsibility includes but is not limited to structural support, mounting hardware, material selection, protective coatings, fasteners, brakes, transmissions, steering, HVAC, safety and diagnostics.
- Lead all technical aspects of the system (customer related or internal) from project start-up to launch +3 months.
- Release all components as needed to meet customer requirements. Releases are to be issued on time and at the end of the development phase.
- Evaluate product test results.
- Gather, analyze and amend vehicle technical specifications.
- Ensure that the design meets all product performance, quality and manufacturing requirements.
- Develop and/or manage specific program engineering tools, for example:
  - Technical risk assessment and management.
  - FMEA, validation plan and process control plan.
- Engineering timing plan in accordance with customer requirements.
- Create and issue development status report.
- In conjunction with the validation engineer, develops the validation programs and ensure that test reports are issued on times.
- Lead Design Reviews
- Provide input to program manager for Gate Reviews.
- Perform other duties as assigned.
- Follow all defined company processes

Qualifications and Educational Requirements

- Bachelor's degree in Mechanical Engineering, Electrical Engineering, System Engineering or related ey T. H.

degree. • 5 or more years ofdemonstrated hands on experience with automotive mechanical systems. • Excellent understanding of program management • Strong problem-solving, organizational, and analytical skills. • Knowledge of bracket design criteria, including material/thickness selection and related mounting hardware. • Understanding ofElectric vehicles and energy storage subsystems. • Excellent organizationaL communication and leadership skills. Preferred Skills • Experience in CAE simulation, modeling, and design using Solidworks or equivalent CAD software. • Experience with developing systems for ease ofservicing and trouble shooting in the field. • Experience with automotive mechanical and electrical system architectures and control systems. Reviewed By:T- I Date: ---r- I-Approved By:T _ _-cc_-c- ---c-_---c-~-D-· -at-' 1__ ----o--~~~- -_-_-~~_-= NOTE: /IllS Job descnpllOlI IS 1101 IlIlellded to be a//-lIIeluSIt'" Flllp/oj'ee ilia)' I'erf()rlll other related dillies as reqlllred 10 lIIeel Ihe OllgOlllg lIeeds ofIhe ,'m"..

Gillray M. Cadet

From:	Eqbal Yousuf <eyousuf@alyousuf.com>
Sent:	Wednesday, September 16, 2020 5:33 AM
To:	Rolando Cortez; Gillray M. Cadet
Cc:	Yasmin Fallah; Maitha Ahmed Al Yousuf
Subject:	RE: Tarek's 15 September salary payment

Mr Gillray
Please inform AYG HR
Regards,

Eqbal Al Yousuf
Al Yousuf LLC

From: Rolando Cortez [mailto:rolandoc@phoenixmotorcars.com]
Sent: Tuesday, September 15, 2020 10:31 PM
To: Gillray M. Cadet
Cc: Eqbal Yousuf; Yasmin Fallah
Subject: RE: Tarek's 15 September salary payment

Sir,

We will take effect the adjustment as per your instructions.

Thank you.

Best Regards,

Rolando M. Cortez
Senior Controller

Phone: (909) 987-0815 | **Mobile:** (909) 287-9660
Email: rolandoc@phoenixmotorcars.com
Phoenix Motorcars, 401 S Doubleday Avenue, Ontario, CA 91761
www.phoenixmotorcars.com


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Prevent coronavirus from spreading. Whenever possible, stay and work from home.

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From: Gillray M. Cadet <GillrayC@phoenixmotorcars.com>
Sent: Tuesday, September 15, 2020 11:15 AM
To: Rolando Cortez <rolandoc@phoenixmotorcars.com>
Cc: Eqbal Yousuf <eyousuf@alyousuf.com>; Yasmin Fallah <yasminf@phoenixmotorcars.com>
Subject: Tarek's 15 September salary payment

Hi Rolando:

As discussed, Tarek's full salary will be paid by PMC effective September and going forward. His annual salary is $190,000 and with 24 pay periods, each gross salary amount should be 190,000/24=7,916.67. Given that PMC has historically paid a portion of the salary in the US which is part of the regular payroll and which has already been processed for 15 September, please draft a check for the difference of 7,916.67 minus what was already paid for the 15 September pay period. All these are gross numbers and the appropriate taxes need to be withheld. Going forward, please adjust the payroll to reflect the 7,916.67 amount per pay period.

Please double check my calculations. Thanks.

Regards,
Gillray

Gillray M. Cadet
CFO & Interim CEO

Phone: +1 (909) 987-0815 | **Mobile:** +1 (917) 769-2667
Email: gillrayc@phoenixmotorcars.com
Phoenix Motorcars, 401 S Doubleday Avenue, Ontario, CA 91761
www.phoenixmotorcars.com

#FIGHTCOVID-19 #STAYHOME
Prevent **coronavirus** from spreading. Whenever possible, stay and work from home.

The content of this email is confidential and intended for the recipient specified in message only. It is strictly forbidden to share any part of this message with any third party, without a written consent of the sender. If you received this message by mistake, please reply to this message and follow with its deletion, so that we can ensure such a mistake does not occur in the future.

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